Exhibit 3.1

STATE OF DELAWARE CERTIFICATE OF MERGER
FOR THE MERGER OF
LOMOND ACQUISITION CORP. WITH AND INTO LOMOND THERAPEUTICS, INC.

November 1, 2024

__________________________________________________

Pursuant to Section 251(c) of the
General Corporation Law of the State of Delaware

__________________________________________________

Lomond Therapeutics, Inc., a Delaware corporation (the “Corporation”), does hereby certify to the following facts relating to the merger (the “Merger”) of Lomond Acquisition Corp., a Delaware corporation (“Merger Sub”), with and into the Corporation, with the Corporation remaining as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST:	The name of each constituent corporation is Lomond Therapeutics, Inc., a Delaware corporation, and Lomond Acquisition Corp., a Delaware corporation.

SECOND:	An Agreement and Plan of Merger, dated as of November 1, 2024 (the “Merger Agreement”), by and among Venetian-1 Acquisition Corp., a Delaware corporation, Merger Sub and the Corporation has been approved, adopted, certified, executed and acknowledged by the Corporation and Merger Sub and the requisite stockholders of the Corporation and of Merger Sub, the constituent corporations.

THIRD:	In accordance with the Merger Agreement and upon the effectiveness of this filing, Merger Sub will merge with and into the Corporation. The name of the Surviving Corporation of the Merger shall be “Lomond Therapeutics Operating Corporation”.

FOURTH:	Upon the effectiveness of the Merger, the Certificate of Incorporation of the Corporation, as in effect immediately prior to the Merger, shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH:	The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 103 and 251(c) of the DGCL.

SIXTH:	The executed Merger Agreement is on file at an office of the Surviving Corporation at 12730 High Bluff Drive, Suite 100, San Diego, CA 92130.

SEVENTH:	A copy of the executed Merger Agreement will be furnished by the Surviving Corporation on request and without cost, to any stockholder of any constituent corporation of the Merger.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be executed by its duly authorized officer as of the date first above written.

Lomond Therapeutics, Inc.

By:	/s/ Nikolay Savchuk
Name:	Nikolay Savchuk
Title:	Chief Executive Officer

[signature page to certificate of merger]